Registration No. 33-49788
                                                                 Rule 424(b)(3)

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 20, 1992
                Merrill Lynch Mortgage Investors, Inc., Seller
                    PrimeFirst(R) Adjustable Rate Mortgage
                 Senior/Subordinate Pass-Through Certificates,
                      Series 1992F, Class B (Subordinate)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

         -----------------------------------------------------------------

     On August 20, 1992, the PrimeFirst(R) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1992F, Class B (the "Class B Certificates") were issued in an approximate original aggregate principal amount of $15,350,000. The Class B Certificates represented beneficial interests of approximately 5.00% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of August 1, 1992 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "The Master Servicer - MLCC and its PrimeFirst Mortgage
Program--Delinquency and Loan Loss Experience" on pages 25 and 26 of the Prospectus are hereby updated, in their entirety, as follows:


                                      PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                  (Dollars in Thousands)

                                        December 31, 1999            December 31, 1998            December 31, 1997
                                    Number of                    Number of                    Number of
                                    PrimeFirst     Principal     PrimeFirst     Principal     PrimeFirst     Principal
                                       Loans        Amount         Loans         Amount         Loans         Amount

PrimeFirst Loans

  Outstanding...................         11,223     $4,526,896        11,263     $4,408,862        14,159     $5,302,950
Delinquency Period
  30-59 Days....................            199       $ 76,666           184       $ 77,751           183       $ 66,254
  60-89 Days....................             38         15,834            26          9,815            26         18,544

  90 Days or More*..............             15         8,300             34         23,664            24         18,072
                                         ------         ------        ------      ---------        ------  -   ---------
     Total Delinquency..........            252       $100,800           244       $111,230           233       $102,870
                                         ======       ========        ======       ========  ====     ===       ========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount

  Outstanding...................          2.25%          2.23%         2.17%          2.52%         1.65%          1.94%

Loans in Foreclosure............             36       $ 33,135            47       $ 43,681            39       $ 47,396

Foreclosures as Percent
  of Number of PrimeFirst
  Loans and Principal Amount

  Outstanding...................          0.32%          0.73%         0.42%          0.99%         0.28%          0.89%

_________________________________________
         * Does not include loans subject to bankruptcy proceedings.







                                             PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                  (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 1999     December 31, 1998     December 31, 1997

Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................              $4,467,879            $4,855,906           $4,817,041
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  11,243                12,711               12,607

Gross Charge-offs.................................              $    5,578            $    4,030            $   5,363
Recoveries........................................              $       16            $        2            $      99
                                                                ----------            ----------            ---------
Net Charge-offs...................................              $    5,562            $    4,028            $   5,264
                                                                ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                   0.12%                 0.08%                0.11%




     Additionally, the information contained in the table entitled "Cut-Off Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages 19 and 22, respectively, of the Prospectus is hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Balances and margins of the Mortgage Loans:



         Mortgage Loan Principal Balances as of December 31, 1999

                                        Number of Mortgage                                   % of Mortgage Pool by
     Range of Principal Balances              Loans                 Principal Balance          Principal Balance
--------------------------------------------------------------------------------------------------------------------

$0-49,999.99                                    3                            $   135,511.71                   0.34%
$50,000-54,999.99                               1                                 51,384.09                   0.13%
$60,000-74,999.99                               1                                 69,848.35                   0.17%
$75,000-99,999.99                               4                                358,424.77                   0.89%
$100,000-149,999.99                             9                              1,160,807.48                   2.89%
$150,000-199,999.99                            19                              3,360,079.33                   8.35%
$200,000-249,999.99                            12                              2,709,668.30                   6.74%
$250,000-299,999.99                             8                              2,263,562.53                   5.63%
$300,000-349,999.99                            13                              4,110,813.23                  10.22%
$350,000-399,999.99                             3                              1,149,318.17                   2.86%
$400,000-449,999.99                             8                              3,319,568.79                   8.25%
$450,000-499,999.99                             6                              2,866,961.76                   7.13%
$500,000-549,999.99                             8                              4,117,737.82                  10.24%
$550,000-599,999.99                             2                              1,164,803.33                   2.90%
$600,000-649,999.99                             3                              1,875,948.03                   4.66%
$650,000-699,999.99                             3                              2,026,790.34                   5.04%
$700,000-749,999.99                             3                              2,192,851.56                   5.45%
$750,000-799,999.99                             1                                789,736.86                   1.96%
$900,000-949,999.99                             1                                900,000.00                   2.24%
$950,000-999,999.99                             1                                999,166.80                   2.48%
$1,200,000-1,299,999.99                         1                              1,200,000.00                   2.98%
$1,400,000-1,499,999.99                         1                              1,400,000.00                   3.48%
$2,000,000-2,099,999.99                         1                              2,000,000.00                   4.97%
                                      ------------------------------------------------------------------------------
               TOTALS                         112                           $ 40,222,983.25                 100.00%
                                      ==============================================================================







                   Margins as of December 31, 1999

                             Number of Mortgage                                   % of Mortgage Pool by
             Margin (1)            Loans                 Principal Balance          Principal Balance
-------------------------------------------------------------------------------------------------------
              -0.25                  4                  $  5,599,166.80                   13.92%
              -0.125                16                     9,370,120.31                   23.30%
                  0                 52                    18,154,146.66                   45.13%
               0.25                 30                     5,780,430.88                   14.37%
               0.5                  10                     1,319,118.60                    3.28%
                                 ----------------------------------------------------------------------
     TOTALS                        112                  $ 40,222,983.25                  100.00%
                                 ======================================================================


------------------------

(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed either 15.00% or 18.00% per annum, as applicable.

                             --------------------

                   The date of this Supplement is March 31, 2000.



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